SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JULY 14, 2002

                                  SCIENT, INC.
                 (EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)


        DELAWARE                   333-68402                  58-2643480
 -----------------------     ------------------------       -------------------
(STATE OF INCORPORATION)     (COMMISSION FILE NUMBER)       (IRS EMPLOYER
                                                             IDENTIFICATION NO.)


                                 79 FIFTH AVENUE
                            NEW YORK, NEW YORK 10003
               --------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


                                 (212) 500-4900
                         -------------------------------
                         (REGISTRANT'S TELEPHONE NUMBER)


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ITEM 3.  BANKRUPTCY OR RECEIVERSHIP.

     On July 16, 2002, Scient, Inc. ("Scient") and certain of its subsidiaries each filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, Case Nos. 02-13455 through 02-13458 (AJG). Also, on July 14, 2002, Scient entered into an Agreement (the "Asset Purchase Agreement") to sell substantially all of the assets related to its business to SBI and Company ("SBI") as described below. Scient has filed a motion with the bankruptcy court to approve this transaction pursuant to Section 363 of Chapter 11 of the United States Bankruptcy Code. Scient will continue to manage its properties and operate its business as a debtor in possession, pursuant to Sections 1107 and 1108 of the United States Bankruptcy Code.

     There can be no assurance that the transaction contemplated by the Asset Purchase Agreement will be consummated; if consummated, such transaction will likely result in Scient's common stock having no value.


ITEM 5.  OTHER EVENTS.

     On July 14, 2002, Scient entered into an Asset Purchase Agreement with SBI and Company, pursuant to which SBI will, upon the closing of such transaction, purchase substantially all of Scient's assets. The sale is subject to bankruptcy court approval under Section 363 of the Bankruptcy Code. A copy of the press release regarding this transaction is attached hereto as an exhibit.

     In connection with its Chapter 11 filing, Scient obtained a commitment from SBI for up to $4.9 million in debtor-in-possession financing. On July 18, 2002, the bankruptcy court approved interim financing under this debtor-in-possession financing facility in an amount up to $1.725 million. A final hearing on Scient's request for approval of the full $4.9 million in debtor-in-possession financing is scheduled to be heard on August 7, 2002.


ITEM 7.  Exhibits.

(c)      Exhibits:

     99.1 Press Release dated July 17, 2002 ("Scient Announces Acquisition by SBI and Company").


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Scient, Inc.


                                          By:  /s/ Gerard Dorsey
                                               -------------------------------
                                                   Gerard Dorsey
                                                   Chief Financial Officer

Dated:  July 30, 2002


                                      -3-
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                                  Exhibit Index

     99.1 Press Release dated July 17, 2002 ("Scient Announces Acquisition by SBI and Company").